UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 5, 2014 (November 4, 2014)

Exide Technologies

(Exact name of registrant as specified in its charter)

Delaware	1-11263	23-0552730
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13000 Deerfield Parkway, Building 200,

Milton, Georgia 30004

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (678) 566-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

On November 4, 2014, Exide Technologies (the “Company”), a debtor and a debtor-in-possession in a pending case in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”), entered into a plan support agreement (the “PSA”) with the holders (the “Consenting UNC Members”) of a majority of the outstanding principal amount of Exide’s senior secured notes (the “Senior Secured Notes”). The Consenting UNC Members also hold a majority of the term loans (collectively the “DIP Term Claims”) under the Company’s Amended and Restated Superpriority Debtor-in-Possession Credit Agreement, dated as of July 12, 2013, by and among the Company, as US Borrower, Exide Global Holding Netherlands C.V., as Foreign Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Agent (as amended, the “Amended DIP Credit Agreement”). Pursuant to the PSA, the Consenting UNC Members have agreed to support the terms of a plan of reorganization (the “Plan”) substantially on the terms described in a term sheet attached as an exhibit to the PSA (the “Plan Term Sheet”). Upon the Company’s completion of the transactions contemplated by the PSA and the Plan Term Sheet, the Company expects to emerge from Chapter 11.

The Plan Term Sheet contemplates that the Company will substantially deleverage by more than $600 million upon emergence from Chapter 11 as a going concern, with the Company continuing operations across all of its current business segments. These deleveraging transactions would include conversion of the Consenting UNC Members’ DIP Term Claims into new first lien notes and new second lien convertible debt in the reorganized company. Under the Plan Term Sheet, the new second lien convertible debt would be convertible into 80% of the equity in the reorganized company. After conversion of the new second lien convertible debt, holders of the Senior Secured Notes would receive 15% of the equity in the reorganized company. Under the Plan Term Sheet, treatment of general unsecured is to be determined, whereas existing equity interests in the Company would be cancelled, released and extinguished and the holders of such equity interests would receive no distribution under the Plan on account thereof.

The Plan Term Sheet also contemplates a new $175 million capital raise through the issuance of new second lien convertible debt in the reorganized company, and entry into a new asset based loan (“ABL”) facility. The convertible debt issuance would be effected through a rights offering to be made available to eligible holders of the Company’s pre-petition 8.625% senior secured notes. Commitments for the new ABL facility would be obtained from third-party lenders in conjunction with the Plan confirmation process. The Company is continuing to negotiate the terms of the definitive documents for the restructuring, all of which must be reasonably acceptable to the Consenting UNC Members.

The PSA and Plan Term Sheet contemplate a dual-track for the plan process and the sale process contemplated by our previously disclosed Amendment No. 8 to the Amended DIP Credit Agreement, which affirmatively requires the Company to run the sale process concurrently with the plan process.

The PSA requires Consenting UNC Members to vote in favor of and affirmatively support the Plan in their capacity as both senior secured noteholders and term loan lenders under the Amended DIP Credit Agreement, unless the Plan changes the treatment of Consenting UNC Members (as outlined in the PSA and Plan Term Sheet). Among other termination rights, the Consenting UNC Members may terminate the PSA upon the occurrence of certain events including failure of the Company to meet specified milestones (including a failure to execute a backstop commitment agreement by December 10, 2014), the occurrence of any economic change under the PSA or the Plan Term Sheet, and other terms outlined in the PSA and Plan Term Sheet. The Company is obligated under the PSA to take actions necessary to obtain Bankruptcy Court approval of the Plan and other related documents, subject to the Company’s obligation to discharge its fiduciary duties and maximize value. The PSA includes a customary fiduciary out for the Company.

The foregoing description of the PSA does not purport to be complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

On November 4, 2014, the Company issued a press release regarding the PSA. The press release is attached as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description
10.1	Plan Support Agreement and Term Sheet attached thereto, dated November 4, 2014

99.1	Press release dated November 4, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXIDE TECHNOLOGIES

By:	/s/ Phillip A. Damaska
Name:	Phillip A. Damaska
Title:	Executive Vice President & Chief Financial Officer
November 5, 2014

EXIDE TECHNOLOGIES

CURRENT REPORT ON FORM 8-K

Report Dated November 4, 2014

EXHIBIT INDEX

Exhibit No.	Description
10.1	Plan Support Agreement and Term Sheet attached thereto, dated November 4, 2014.

99.1	Press Release dated November 4, 2014.